SUB-ITEM 77Q1(e)

Schedule A to the
Sub-Advisory
Agreement between
SEI Investments
Management
Corporation and SSgA
Funds Management,
Inc.

Dated October 11, 2005
As amended January 26, 2012, March 30, 2012
and December 10, 2013

SEI INSTITUTIONAL  INVESTMENTS TRUST

Large Cap Index Fund
Extended Market Index Fund
Dynamic Asset Allocation
Fund
S&P 500 Index Fund


Schedule B to
the Sub-Advisory
Agreement between
SEI Investments
Management
Corporation and
SSgA Funds
Management, Inc.

Dated October 11, 2005
As amended January 26, 2012, March 30,
2012 and December 10, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Lar
ge
Cap
Ind
ex
Fun
d
[RE
DAC
TED
]
Extended
Market
Index
Fund
[REDACTE
D]
Dynamic
Asset
Allocation
Fund
[REDACTED]
S&P 500
Index Fund
[REDACTED]















Commencing on December IO, 2013, an offset will be applied by the Adviser against each monthly compensation amount payable to the Sub-Adviser until a credit in the total amount of [REDACTED] has been achieved. After that time, compensation shall revert to the listed annual rate above
[REDACTED].


Agreed and Accepted:


SEI Investments Management Corporation			SSgA
Funds Management, Inc.

By:
___/s/ Stephen
Beinhacker______________

By:
____/s/ Ellen Needham_________________

Name:
___/s/ Stephen
Beinhacker______________

Name:
____/s/ Ellen Needham_________________

Title:
___Vice President____________________

Title:
____President
_________________